Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 19, 2012	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS RESULTS FOR SIX AND THREE MONTHS

ENDED JUNE 30, 2012

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, reported a six month increase in earnings of 4.3%, as net income totaled $3.0 million for the six months ended June 30, 2012, compared to $2.9 million for the six months ended June 30, 2011.

The earnings of $3.0 million for the six months ended June 30, 2012, represent $1.05 per basic and diluted share. For the current six month period, the return on average assets (ROA) was 0.90% and the return on equity (ROE) was 9.16%.

For the three months ended June 30, 2012, the Bancorp’s earnings totaled $1.6 million, compared to $1.7 million for the three months ended June 30, 2011, a decrease of 3.5%. The earnings for the current three months represent $0.57 per basic and diluted share. For the three months ended June 30, 2012, the ROA was 0.97% and the ROE was 9.91%.

The change in the Bancorp’s earnings for the six and three months ended June 30, 2012, compared to June 30, 2011 was impacted by a one-time income benefit recognized from a favorable lawsuit settlement during the second quarter of 2011. Excluding the one-time 2011 income benefit, the Bancorp’s earnings increase for the six months ended June 30, 2012 is 33.0%, while the earnings increase for the three months ended June 30, 2012 is 49.4%.

“Peoples Bank continues to show improved earnings and a stronger balance sheet through the first half of the year. Income was up over last year as our loan balances increased $30.0 million, a hopeful sign that our local economy is continuing to recover as consumers and small business customers have begun to borrow at historically favorable rates,” said David A. Bochnowski, Chairman and Chief Executive Officer. Bochnowski also noted that loan originations for the first six months of 2012 totaled $113.4 million, an increase of 105.4% compared to the first six months of 2011.

“The fundamentals of the Bank’s performance remain consistent with sound bank management. Asset quality improved, core deposits increased, non-performing loans declined, operating costs held steady, and the Bank continues to be well capitalized under all regulatory requirements,” said Bochnowski.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $11.8 million for the six months ended June 30, 2012, compared to $11.9 million for the six months ended June 30, 2011, a decrease of $111 thousand or 0.9%. The decrease in net interest income for the six month period is a result of lower loan and investment yields. For the three months ended June 30, 2012, net interest income totaled $5.94 million, compared to $5.93 million for the three months ended June 30, 2011, an increase of $8 thousand or 0.1%. The Bancorp’s net interest margin on a tax adjusted basis was 3.99% for the six months ended June 30, 2012, compared to 4.22% for the six months ended June 30, 2011. For the three months ended June 30, 2012, the tax adjusted net interest margin was 3.97%, compared to 4.21% for the three months ended June 30, 2011. The Bancorp’s strong net interest margin continues to benefit from loan and core deposit growth, and a low cost of funds as a result of the Federal Reserve’s continued action in maintaining a low short-term interest rate environment. However, the Bancorp’s yield on interest earnings assets is being negatively impacted by lower long-term interest rates.

Noninterest Income

Noninterest income from banking activities totaled $3.0 million for the six months ended June 30, 2012, compared to $3.4 million for the six months ended June 30, 2011, a decrease of $413 thousand or 12.0%. For the three months ended June 30, 2012, noninterest income totaled $1.4 million, compared to $2.1 million for the three months ended June 30, 2011, a decrease of $627 thousand or 30.6%. The decrease in noninterest income for the current six and three month periods are related to the one-time income benefit recognized from a favorable lawsuit settlement during the second quarter of 2011.

Noninterest Expense

Noninterest expense related to operating activities totaled $9.9 million for the six months ended June 30, 2012, compared to $9.8 million for the six months ended June 30, 2011, an increase of $90 thousand or 0.9%. The increase in noninterest expense for the current six months is primarily associated with non-recurring legal costs. For the three months ended June 30, 2012, noninterest expense totaled $4.7 million, compared to $4.9 million for the three months ended June 30, 2011, a decrease of $231 thousand or 4.7%. The decrease in noninterest expense for the current quarter is related to lower FDIC insurance premiums, reduced compensation expense as a result of effectively managing staffing levels, and reduced occupancy expense as a result of lower required building repair and maintenance expenses.

Funding

At June 30, 2012, core deposits totaled $368.3 million, an increase of $18.3 million or 5.2%, compared to December 31, 2011. Core deposits include checking, savings, and money market accounts and represented 67.3% of the Bancorp’s total deposits at June 30, 2012. During the first six months of 2012, certificate of deposit balances increased by $2.3 million or 1.3%. In addition, at June 30, 2012, borrowings and repurchase agreements totaled $59.1 million, an increase of $7.1 million or 13.6%, compared to December 31, 2011. The increase in borrowings is primarily related to growth in the Bancorp’s business sweep repurchase accounts.

Lending

The Bancorp’s loan portfolio totaled $431.4 million at June 30, 2012, an increase of $30.0 million or 7.5%, compared to December 31, 2011. Loan growth for the first six months of 2012 is primarily a result of increased loan origination activity. Residential mortgage loans and commercial related loans increased by $32.5 million during the first six months of 2012, while consumer and government loans decreased by $2.5 million. During the first six months of 2012, $5.9 million of newly originated fixed rate mortgage loans were sold into the secondary market. Also, during the second quarter of 2012, the Bancorp conducted a $3.4 million one-time sale of portfolio fixed rate mortgage loans, which the Bancorp’s management considered an interest rate mitigation risk strategy to reduce loan prepayment risk.

Investing

The Bancorp’s securities portfolio totaled $192.7 million at June 30, 2012, compared to $187.0 million at December 31, 2011. The increase in securities is a result of investing excess liquidity in the securities portfolio. The securities portfolio represents 30% of earning assets and provides a consistent source of earnings to the Bancorp.

Asset Quality

At June 30, 2012, non-performing loans totaled $11.8 million, compared to $14.0 million at December 31, 2011, a decrease of $2.2 million or 15.7%. The current level of non-performing loans is concentrated with three geographically diverse commercial real estate participation loans that aggregate to $6.6 million. These participations were purchased from other originators during the period from 2005 through 2007, prior to the most recent recession, and have been written down to current estimated fair values. The Bancorp’s ratio of non-performing assets to total assets was 2.19% at June 30, 2012, compared to 2.68% at December 31, 2011.

For the six months ended June 30, 2012, loan loss provisions totaled $1.1 million, while $2.1 million in provisions were recorded for the six months ended June 30, 2011. For the three months ended June 30, 2012, loan loss provisions totaled $550 thousand, while $955 thousand in provisions were recorded for the three months ended June 30, 2011. Loan charge-offs, net of recoveries, totaled $1.0 million for the six months ended June 30, 2012, compared to $3.0 million for the six months ended June 30, 2011. At June 30, 2012, the allowance for loan losses totaled $8.0 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.86% at June 30, 2012, compared to 1.99% at December 31, 2011. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, increased to 68.0% at June 30, 2012, compared to 56.0% at December 31, 2011.

Capital Adequacy

At June 30, 2012, shareholders’ equity stood at $64.9 million or 9.5% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2012 were 14.0% for total capital to risk-weighted assets, 12.8% for tier 1 capital to risk-weighted assets and 9.2% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $22.87 per share at June 30, 2012.

Other Items

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including on-going depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Six Months Ended		Three Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Return on equity	9.16%	9.74%	9.91%	11.32%
Return on assets	0.90%	0.89%	0.97%	1.05%
Basic earnings per share	$1.05	$1.01	$0.57	$0.59
Diluted earnings per share	$1.05	$1.01	$0.57	$0.59
Yield on loans	4.95%	5.11%	4.92%	5.10%
Yield on security investments	2.93%	3.38%	2.88%	3.36%
Total yield on earning assets	4.20%	4.58%	4.17%	4.55%
Cost of deposits	0.32%	0.52%	0.31%	0.51%
Cost of borrowings	1.36%	1.58%	1.33%	1.51%
Total cost of funds	0.43%	0.62%	0.41%	0.60%
Net interest margin - tax equivalent	3.99%	4.22%	3.97%	4.21%
Noninterest income / average assets	0.91%	1.07%	0.85%	1.28%
Noninterest expense / average assets	3.00%	3.07%	2.81%	3.08%
Net noninterest margin / average assets	-2.09%	-2.00%	-1.96%	-1.80%
Efficiency ratio	67.01%	64.14%	63.90%	61.85%
Effective tax rate	21.98%	17.03%	23.15%	19.70%
Dividend declared per common share	$0.34	$0.30	$0.19	$0.15

	June 30,
	2012	December 31,
	(Unaudited)	2011
Net worth / total assets	9.54%	9.66%
Book value per share	$22.87	$22.20
Non-performing assets to total assets	2.19%	2.68%
Non-performing loans to total loans	2.74%	3.56%
Allowance for loan losses to non-performing loans	68.02%	56.03%
Allowance for loan losses to loans outstanding	1.86%	1.99%
Foreclosed real estate to total assets	0.33%	0.38%

Consolidated Statements of Income	Six Months Ended		Three Months Ended
(Dollars in thousands)	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Interest income:
Loans	$10,270	$10,561	$5,161	$5,202
Securities & short-term investments	2,783	3,113	1,393	1,586
Total interest income	13,053	13,674	6,554	6,788
Interest expense:
Deposits	854	1,385	410	674
Borrowings	405	384	204	182
Total interest expense	1,259	1,769	614	856
Net interest income	11,794	11,905	5,940	5,932
Provision for loan losses	1,075	2,065	550	955
Net interest income after provision for loan losses	10,719	9,840	5,390	4,977
Noninterest income:
Fees and service charges	1,248	1,221	610	637
Wealth management operations	646	584	314	310
Gain on sale of securities, net	617	500	251	237
Gain on sale of loans held-for-sale, net	347	110	272	29
Increase in cash value of bank owned life insurance	194	202	97	101
(Loss)/Gain on foreclosed real estate, net	(84)	788	(120)	728
Other-than-temporary credit impairment of debt securities	(6)	-	(6)	-
Other	58	28	5	8
Total noninterest income	3,020	3,433	1,423	2,050
Noninterest expense:
Compensation and benefits	5,132	4,911	2,507	2,546
Occupancy and equipment	1,582	1,691	763	844
Data processing	548	501	277	249
Federal deposit insurance premiums	291	596	147	265
Marketing	158	216	83	75
Other	2,216	1,922	928	957
Total noninterest expense	9,927	9,837	4,705	4,936
Income before income taxes	3,812	3,436	2,108	2,091
Income tax expenses	838	585	488	412
Net income	$2,974	$2,851	$1,620	$1,679

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data

(Dollars in thousands)	June 30,
	2012	December 31,	Change	Mix
	(Unaudited)	2011	%	%
Total assets	$680,081	$651,758	4.3%
Cash & cash equivalents	19,415	26,367	-26.4%
Securities - available for sale	192,705	186,962	3.1%

Loans receivable:
Construction and land development	20,618	21,143	-2.5%	4.8%
1-4 first liens	136,103	132,231	2.9%	31.6%
Multifamily	21,243	7,313	190.5%	4.9%
Commercial real estate	156,223	146,402	6.7%	36.2%
Commercial business	68,661	63,293	8.5%	15.9%
1-4 Junior Liens	1,718	1,814	-5.3%	0.4%
HELOC	15,944	17,434	-8.5%	3.7%
Lot loans	2,706	2,656	1.9%	0.6%
Consumer	481	472	1.9%	0.1%
Government and other	7,659	8,643	-11.4%	1.8%
Total loans	431,356	401,401	7.5%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	59,710	55,577	7.4%	10.9%
Interest bearing checking	105,346	102,294	3.0%	19.2%
Savings	75,094	71,417	5.1%	13.7%
MMDA	128,100	120,671	6.2%	23.4%
Total core deposits	368,250	349,959	5.2%	67.2%
Certificates of deposit	179,250	176,922	1.3%	32.8%
Total deposits	547,500	526,881	3.9%	100.0%

Borrowings	59,064	52,013	13.6%
Stockholder's equity	64,921	62,960	3.1%

Asset Quality	June 30,
(Dollars in thousands)	2012	December 31,	Change
	(Unaudited)	2011	%
Nonaccruing loans	$11,819	$14,010	-15.6%
Accruing loans delinquent more than 90 days	7	279	-97.5%
Securities in non-accrual	703	717	-2.0%
Foreclosed real estate	2,245	2,457	-8.6%
Total nonperforming assets	14,774	17,463	-15.4%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,294	1,599	-19.1%
ALL general allowances for loan portfolio	6,750	6,406	5.4%
Total ALL	8,044	8,005	0.5%

Capital Adequacy	At June 30,
	2012
	Actual Ratio	Required to be
	(Unaudited)	well capitalized

Total capital to risk-weighted assets	14.0%	10.0%
Tier 1 capital to risk-weighted assets	12.8%	6.0%
Tier 1 capital to adjusted average assets	9.2%	5.0%